Bay Banks of Virginia, Inc. Reports First Quarter Earnings Up 228.6%

KILMARNOCK, Va., April 30, 2014 /PRNewswire/ -- Bay Banks of Virginia, Inc. (OTCQB: BAYK), holding company for Bank of Lancaster and Bay Trust Company, reported a 228.6% improvement in earnings of $460,000 for the quarter ended March 31, 2014 compared to $140,000 for the same quarter in 2013.

"The first quarter has been very good. We opened a new loan production office in Richmond, sold our former Heathsville branch office for a gain and core earnings remain solid," said Randal R. Greene, President and Chief Executive Officer.

"Our first quarter results are highlighted by loan growth, improved margins and lower expense. Asset quality also improved, with nonperforming assets down to 1.8% of total assets."

  Earnings increased to $0.10 per share in 2014, compared to $0.03 in 2013.
  The bank's loan portfolio grew by $2.8 million or 1.1% since 12/31/2013.
  The first quarter's net interest margin increased to 3.81% compared to 3.40% for the first quarter of 2013.
  Non-interest expense for the first quarter declined by $161,000, or 4.9%, compared to the first quarter of 2013.
  Annualized return on assets was 0.56% for the first quarter of 2014.

Highlights

Net income:

For the first quarter 2014 compared to the first quarter of 2013 –

  Net income in 2014 was $460,000, an increase of 228.6% over 2013, due mainly to the after-tax gain of $91,000 on the sale of a former branch office
  Earnings per share were $0.10, an increase of $0.07 over 2013
  Net interest income improved 8.5% or $218,000
  Provision for loan losses increased $82,000, due to a combination of declining loan balances during the first quarter of 2013 and increasing loan balances in the first quarter of 2014
  Noninterest income increased 12.9% or $127,000
  Noninterest expense decreased 4.9% or $161,000

Asset quality:

Asset quality remains good –

  Total classified assets decreased by $1.7 million on a linked quarter basis, to $9.8 million, and by $4.3 million compared to the 1st quarter of 2013.
  Total classified assets were 24.6% of tier 1 capital plus the allowance as of 3/31/2014.
  Nonperforming assets decreased $800,000 on a linked quarter basis, to $5.9 million, and by $2.8 million compared to the 1st quarter of 2013.
  Nonperforming assets as a percent of total assets was 1.78% as of 3/31/2014, compared to 2.62% as of 3/31/2013.
  Annualized net loan charge-offs as a percent of average loans was 0.22% during the 1st quarter of 2014.
  Allowance for loan losses declined to 1.16% of loans from 1.17% on a linked quarter basis.  Coverage of loan loss reserves to non-performing loans was 126.5% as of 3/31/2014.

Net interest margin improved this quarter:

  Net interest margin increased to 3.81% from 3.61% on a linked quarter basis.
  Yield on earning assets increased to 4.56% from 4.47% on a linked quarter basis.
  Cost of funds improved to 0.78% from 0.88% on a linked quarter basis.

Capital levels remained solid this quarter:

  Tangible common equity as a percent of tangible assets increased to 10.73% from 10.46% on a linked quarter basis.
  Tier 1 leverage ratio increased to 11.34% this quarter compared to 10.93% last quarter.

First Quarter 2014 compared to First Quarter 2013

Net Interest Income

Net interest income for the first three months of 2014 increased $218,000, or 8.5%, compared to the first three months of 2013. This improvement was driven primarily by a $214,000 reduction in interest expense, resulting from reductions in rates on time deposits, savings deposits and FHLB advances.

Non-Interest Income

Non-interest income for the three months ended March 31, 2014 increased $127,000, or 12.9%, compared to the three months ended March 31, 2013. This increase was primarily due a gain of $138,000 recognized on the sale of the former branch office in Heathsville, Virginia.

Non-Interest Expense

For the three months ended March 31, 2014, non-interest expenses totaled $3.1 million, a decrease of $161,000, or 4.9%, compared to the same period in 2013. This decrease is primarily the result of a reduction in salary and benefits of $143,000.

Balance Sheet

Total assets decreased $1.0 million, or 0.3%, to $330.1 million as of March 31, 2014, compared to year-end 2013. Loans grew by $2.6 million, or 1.1% and securities decreased by $919,000, primarily due to the sale of a $912,000 impaired security. On the liability side of the balance sheet, the deposit mix remained relatively unchanged from year end 2013. Capital increased $480,000 due to improved earnings, net of increased accumulated other comprehensive loss.

Asset quality

During the first quarter, asset quality improved. Non-performing assets, excluding troubled debt restructures (TDRs) declined by $800,000 to $5.9 million, or 1.8% of assets. Classified assets decreased by $1.7 million during the same period to $9.8 million or 24.6% of tier 1 capital plus the allowance for loan losses, due primarily to improved performance of one large credit relationship and the charge-off of another.

For additional details on the Company's financial results, please refer to the Selected Financial Data attached.

About Bay Banks of Virginia, Inc.

Bay Banks of Virginia, Inc.is the bank holding company for Bank of Lancaster and Bay Trust Company. Bank of Lancaster is a state-chartered community bank headquartered in Kilmarnock, Virginia. With eight banking offices located throughout the Northern Neck region, a residential lending production office in Middlesex County, and a new loan production office in Richmond, Virginia, the bank serves businesses, professionals and consumers with a wide variety of financial services, including retail and commercial banking, investment services, and mortgage banking. Bay Trust Company provides management services for personal and corporate trusts, including estate planning, estate settlement and trust administration as well as financial planning, investment services, management of IRAs and other investment accounts.

For further information, contact Randal R. Greene, President and Chief Executive Officer, at 800-435-1140 or inquiries@baybanks.com.

This report contains statements concerning the Company's expectations, plans, objectives, future financial performance and other statements that are not historical facts. These statements may constitute "forward-looking statements" as defined by federal securities laws. These statements may address issues that involve estimates and assumptions made by management, risks and uncertainties, and actual results could differ materially from historical results or those anticipated by such statements. Factors that could have a material adverse effect on the operations and future prospects of the Company include, but are not limited to, changes in: interest rates, general economic conditions, the legislative/regularity climate, monetary and fiscal policies of the U. S. Government, including policies of the U. S. Treasury and Federal Reserve Board, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company's market area, acquisitions and dispositions, and accounting principles, polices and guidelines. These risks and uncertainties should be considered in evaluating the forward-looking statements contained herein, and readers are cautioned not to place undue reliance on such statements, which speak only as of the date they are made.

Selected Financial Data

Quarters ended:	3/31/2014	12/31/2013	9/30/2013	6/30/2013	3/31/2013
(in thousands except for per share and share amounts)
BALANCE SHEET
Assets	$ 330,097	$ 331,135	$ 334,940	$ 335,316	$ 329,132
Loans	253,599	251,033	249,026	234,851	234,875
Deposits	266,906	268,347	271,964	271,175	267,695
Loans to deposits	95.0%	93.5%	91.6%	86.6%	87.7%

CAPITAL
Common equity	$ 37,939	$ 37,136	$ 36,640	$ 36,111	$ 36,793
Total equity to assets	11.49%	11.21%	10.94%	10.77%	11.18%
Tangible common equity to tangible assets	10.73%	10.46%	10.19%	10.02%	10.41%
Tier 1 Leverage Ratio	11.34%	10.93%	10.86%	10.76%	10.77%

PROFITABILITY MEASURES
Interest Income	$ 3,357	$ 3,357	$ 3,400	$ 3,339	$ 3,353
Interest Expense	560	659	688	713	774
Net Interest Income	$ 2,797	$ 2,698	$ 2,712	$ 2,626	$ 2,579
Provision for Loan Losses	165	210	304	179	83
Net Interest Income after Provision	$ 2,632	$ 2,488	$ 2,408	$ 2,447	$ 2,496
Noninterest Income	1,113	973	1,745	1,022	986
Noninterest Expense	3,108	3,190	3,306	3,178	3,269
Income before Taxes	$ 637	$ 271	$ 847	$ 291	$ 213
Income Taxes	177	41	227	59	73
Net Income	$ 460	$ 230	$ 620	$ 232	$ 140
Return on Average Assets	0.56%	0.27%	0.74%	0.28%	0.17%
Return on Average Equity	4.90%	2.49%	6.82%	2.55%	1.53%
Net interest margin	3.81%	3.61%	3.60%	3.51%	3.40%
Yield on earning assets	4.56%	4.47%	4.49%	4.45%	4.41%
Cost of funds	0.78%	0.88%	0.92%	0.97%	1.08%

PER SHARE DATA
Basic Earnings per share (EPS)	$0.10	$0.05	$0.13	$0.05	$0.03
average basic shares outstanding	4,817,885	4,817,856	4,817,856	4,817,856	4,813,812
Diluted Earnings per share (EPS)	$0.10	$0.05	$0.13	$0.05	$0.03
diluted average shares outstanding	4,827,921	4,820,639	4,820,172	4,820,014	4,816,490

ASSET QUALITY
Classified assets	$ 9,780	$ 11,494	$ 15,369	$ 13,797	$ 14,073
Classified assets to Tier 1 capital + ALL	24.55%	29.23%	39.27%	35.82%	36.72%
Non-performing assets (excluding TDR's)	$ 5,870	$ 6,670	$ 6,391	$ 5,842	$ 8,620
Non-performing assets to total assets	1.78%	2.01%	1.91%	1.74%	2.62%
Net charge-offs	$ 140	$ 262	$ 309	$ 231	$ 142
Net charge-offs to average loans	0.22%	0.42%	0.51%	0.39%	0.24%
Loan loss reserves to non-performing loans	126.50%	105.48%	120.12%	119.75%	61.21%
Loan Loss Reserve to Loans	1.16%	1.17%	1.20%	1.27%	1.29%